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                                   EXHIBIT 21
                          SUBSIDIARIES OF THE COMPANY


Air Travel Services, Inc. - Tennessee
O'Charley's Sports Bar, Inc. - Alabama
OCI, Inc. - Delaware
DFI, Inc. - Tennessee
O'Charley's Management Company, Inc. - Tennessee
O'Charley's Restaurant Properties, LLC - Delaware
O'Charley's Service Company, Inc. - Tennessee